Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Emeritus Corporation:

We consent to the incorporation by reference in the Registration Statements (Form S-3, No. 333-174766; and Forms S-8, No. 333-129877, No. 333-151969, No. 333-153126, No. 333-160164, No. 333-160354, No. 333-186358, No. 333-192780 and No. 333-192781) of Brookdale Senior Living Inc. of our reports dated February 20, 2014, with respect to the consolidated balance sheets of Emeritus Corporation as of December 31, 2013 and 2012, and the related consolidated statements of operations, comprehensive loss, shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2013, and the effectiveness of internal control over financial reporting as of December 31, 2013, which reports appear in the Form 8-K of Brookdale Senior Living Inc. dated May 27, 2014.

/s/ KPMG LLP

Seattle, Washington

May 27, 2014